UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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BEVERLY ENTERPRISES, INC.

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William R. Floyd Chairman, President and Chief Executive Officer March 15, 2005
To Our Stockholders and Associates:
      Many of you will notice a new corporate identification on this annual letter to you. This change reflects the success we’ve achieved — both over the course of 2004 and the previous three years — in repositioning your company as a strong leader in innovative clinical services and value-added patient care across the long-term care spectrum.
      BEI’s industry leadership and bright prospects contrast sharply with our position four years ago, when the company was in an extremely weak financial condition — with nearly $1 billion in debt and a cash balance of only $26 million — and experiencing inconsistent operational performance and low morale across the organization.
      The troubled circumstances of the past make us all the more proud of our strong performance since then. In 2004 we completed the turnaround of our financial and operating results, and we have simultaneously built a solid foundation for profitable growth. Across the company our morale is higher than ever, and we are united in our confidence that this profitable growth will continue into the future.
      Over the past four years, we have effectively executed on a strategic plan to generate significantly enhanced value for stockholders, based on the following key initiatives:

•	Strengthening and growing our skilled nursing portfolio;

•	Accelerating the growth of our service businesses;

•	Establishing a leadership position in eldercare innovation; and

•	Continually re-engineering our company for greater effectiveness.
Solid Financial and Operating Improvements in 2004
      Our financial and operating results for the year clearly demonstrate that our strategic plan is working, and underscore our belief that the fruits of that plan — and its growth initiatives — are just beginning to be recognized by the financial markets.
      Net income from continuing operations rose 54 percent on a 10 percent increase in revenues, compared to 2003.
      Earnings before interest, taxes, depreciation and amortization (EBITDA)* totaled $191 million, an increase of 22 percent from the prior year. Our EBITDA margin rose 92 basis points to an average of 9.6 percent.**
      Cash flow from operations totaled nearly $76 million in 2004. This amount was impacted by approximately $82 million when Beverly Funding Corporation paid off the last of our off-balance sheet financings and was reconsolidated on our balance sheet. Excluding this impact, our cash flow from operations would have totaled $158 million, an increase of 126 percent over 2003 levels.
      Our investments in capital expenditures to fuel further growth totaled $63 million in 2004, up more than 40 percent from the prior year.
Strengthened Financial Position
      As evidenced by these highlights, we have made great strides in simultaneously reducing the overall level of our company’s debt, while also strengthening our balance sheet in other key areas. I am pleased to say that we have reduced the company’s debt by 43 percent, from its peak of nearly $1 billion at the end of 2000, to $558 million at year-end 2004.

      At the same time, we have significantly strengthened our balance sheet by increasing our cash balance nearly ten-fold to a total of $216 million at year-end 2004, extending debt maturities and reducing interest expense during 2004 by 28 percent, compared to 2003.
      In particular, our balance sheet was bolstered considerably through two major refinancings of our debt, the most recent of which was successfully completed this past year when we made a tender offer for $200 million of our 9 5/8 percent senior notes due in 2009. These notes were replaced with 7 7/8 percent senior subordinated notes due in 2014. The refinancings alone have extended our debt maturities by eight years, and reduced our annualized interest expense by $13 million.
      All of this adds up to significantly increased flexibility and enhanced resources that can be deployed to build stockholder value. Our strengthened financial position has become, in effect, a powerful engine for growth that enables us to continue to invest for the future across all of our businesses, while maintaining a comfortable cash balance.
Stronger Portfolio Of Skilled Nursing Facilities
      2004 was a year of strong achievement and fresh beginnings for our skilled nursing facilities business. We substantially completed our divestiture program, eliminating during the past two years 112 facilities that were chronic underperformers, were responsible for a disproportionately high share of patient liability costs or simply were not a good strategic fit with the rest of our portfolio.
      Today, our portfolio of skilled nursing facilities is concentrated in 23 states and the District of Columbia.
      Building on this strong portfolio, we intend to fuel our company’s profitable growth through a number of initiatives. First, we intend to broaden the range of products and services we provide within these facilities, consistent with emerging long-term care and demographic trends, such as expanding the specialized Alzheimer’s care units that we already have in more than 100 facilities across a wide segment of our portfolio. Second, we plan to expand our business base by adding new facilities and bed capacity, both through organic growth and acquisitions in targeted markets. And, third we are targeting increased Medicare revenues and a stronger Medicaid business base in a careful and strategic fashion.
Increasing Growth Potential By Profitably Building Our Services Businesses
      Our skilled nursing facilities business is not only highly attractive on its own, but also in terms of the synergies it provides for our higher-margin services businesses, particularly in contract rehabilitation therapy and hospice care. These are underserved and fragmented multi-billion dollar eldercare markets that are growing significantly each year due to a combination of demographic and long-term care industry trends.
      Aegis Therapies and AseraCare Hospice — our rehabilitation and hospice care units, respectively — leverage the infrastructure and management organization of our skilled nursing facilities, providing a cost-efficient and low-risk entry point for us into these markets. Our skilled nursing facilities have given us a clear edge in successfully managing operations and associates to serve an expanding client base at multiple locations across the country.
      We have dramatically expanded this initial client base at both Aegis and AseraCare. For 2004, our service businesses represented approximately 10 percent of BEI’s revenue, and nearly 30 percent of the company’s pre-tax income.
      An important event in expanding and developing our service businesses was the July 2004 acquisition of Hospice USA by AseraCare Hospice. This acquisition doubled the size of our hospice operations and significantly accelerated our growth and profit potential, making us a major player in this increasingly important eldercare service field. Our strong financial position enabled us to complete this acquisition on an all-cash basis, making this transaction accretive in the first year.
      Aegis continued its aggressive growth throughout 2004, with third-party revenues up 58 percent from the prior year. This reflects higher revenues from existing clients, as well as expansion of its overall business base, which currently includes nearly 600 non-BEI clients. Aegis maintains EBITDA margins in the mid-teens — more than twice the average of other major therapy providers.

      We remain on-target to continue expanding and developing these highly attractive service businesses — which, combined with our core nursing home operations, create a stronger and more valuable company for our clients, patients and stockholders.
*  *  *
      In summary, the positive momentum we have been building over the past several years has intensified, as measured by virtually every financial and operational performance metric. As we have transformed our company, we have never lost sight of the shared values and guiding principles responsible for our success: Quality care and superior service for our clients, patients and their families. All of our profitable growth initiatives have their roots in both eldercare innovation and continuous operational improvement.
      We are learning, however, that success can have its price. A group of opportunistic investors has launched a proxy contest in an effort to seize control of BEI’s Board of Directors and force the company to pursue what would be, in our view, a transaction that is not in the best interests of all stockholders, as well as our clients, patients, associates and the communities of which we are an integral part.
      You should rest assured that their actions will not deter us from continuing to develop our businesses in the best interests of all stockholders. We have a proven Board of Directors and a seasoned management team that is successfully executing a clear strategic plan, with specific growth initiatives that are paving the way towards increasingly higher returns for stockholders.
      We are working hard every day to maintain the confidence and trust of all of our stockholders. On behalf of our Board and senior management team, I would like to express our thanks to our stockholders and associates for their support throughout 2004. We look forward to an even more successful 2005.

Sincerely,

William R. Floyd

Important Information
      On March 15, 2005, Beverly Enterprises, Inc. (“BEI”) filed a definitive proxy statement with the Securities and Exchange Commission relating to BEI’s solicitation of proxies with respect to its 2005 annual meeting of stockholders. BEI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. You may obtain BEI’s proxy statement, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”. You may also obtain a free copy of BEI’s proxy statement, any amendments and supplements to the proxy statement and other relevant documents by writing to Beverly Enterprises, Inc. at One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations.
Information Regarding Participants
      Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies for BEI’s 2005 annual meeting of stockholders is contained in the definitive proxy statement filed by BEI with the Securities and Exchange Commission on March 15, 2005.
Forward-Looking Statements
      The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the unsolicited indication of interest in an acquisition of BEI by Arnold Whitman, Formation Capital, LLC, Appaloosa Management, LP, Franklin Mutual Advisors, LLC and Northbrook NBV, LLC, and related actions taken by this group, including the nomination of candidates for election to BEI’s board of directors. These actions may impact our ability to attract and retain customers, management and employees and may result in the incurrence of significant advisory fees, litigation costs and other expenses. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

BEI Board of Directors and Executive Officers
Board of Directors

William R. Floyd
Chairman of the Board, President
Chief Executive Officer and Director

Melanie Creagan Dreher, Ph.D.
Kelting Dean
University of Iowa College of Nursing

John D. Fowler, Jr.
Vice Chairman
Deutsche Bank Securities, Inc.

John P. Howe, III, M.D.
President and Chief Executive Officer
Project Hope

James W. McLane
Director
Healthaxis Inc.

Ivan R. Sabel
Chairman of the Board and Chief Executive Officer
Hanger Orthopedic Group, Inc.

Donald L. Seeley
Director, Applied Investment Management Program
University of Arizona Department of Finance

Marilyn R. Seymann, Ph.D.
President and Chief Executive Officer
M One, Inc.

Executive Officers

William R. Floyd
Chairman of the Board, President, Chief Executive Officer and Director

Douglas J. Babb
Executive Vice President and Chief Administrative and Legal Officer

David R. Devereaux
Executive Vice President and Chief Operating Officer — Nursing Facilities	Jeffrey P. Freimark
Executive Vice President, Chief Financial and Information Officer

Cindy H. Susienka
Executive Vice President and Chief Operating Officer — Aegis and AseraCare

Patrice K. Acosta
Senior Vice President — Quality of Life Programs

Pamela H. Daniels
Senior Vice President, Controller and Chief Accounting Officer

Lawrence Deans
Senior Vice President — Human Resources

James M. Griffith
Senior Vice President — Investor Relations and Corporate Communications

Patricia C. Kolling
Senior Vice President — Compliance

Andrea J. Ludington
Senior Vice President — Professional Services

Barbara R. Paul, M.D.
Senior Vice President and Chief Medical Officer

Harold A. Price, Ph.D.
Senior Vice President — Sales and Business Development

Chris W. Roussos
President — AseraCare

Martha J. Schram
President — Aegis Therapies

Richard D. Skelly, Jr.
Senior Vice President and Treasurer

Jane A. Washburn
Senior Vice President and Chief Marketing Officer

Transfer Agent and Registrar
At March 7, 2005, there were 4,838 record holders of BEI’s common stock. The Bank of New York acts as the Company’s transfer agent and registrar, and maintains all stockholder records. Inquiries related to stockholder records, stock transfers, change in ownership and changes of address should be sent to the transfer agent at the following address:

The Bank of New York
Shareholder Relations Department
Church Street Station, 11E
P.O. Box 11258
New York, NY 10286
E-mail: shareowners-svcs@bankofny.com
Phone: (800) 524-4458
Web site: http://www.stockbny.com	Stockholder Information and Services
BEI common stock is listed and traded on the New York Stock Exchange and the Pacific Exchange under the ticker symbol BEV. Complimentary copies of reports filed with the Securities and Exchange Commission, as well as quarterly earnings announcements, are available from:

Beverly Enterprises, Inc.
Investor Relations
One Thousand Beverly Way
Fort Smith, AR 72919
Phone: (479) 201-2000
These materials also are available on the Company’s website: www.beverlycorp.com

*	We define EBITDA as earnings from continuing operations before interest expense (including costs related to early extinguishments of debt), interest income, income taxes, depreciation and amortization. The BEI Board looks to EBITDA in considering management’s performance because EBITDA is commonly used by our lenders and investors to assess our leverage capacity, debt service ability and liquidity, and we use EBITDA to evaluate financial performance and to design incentive compensation for management. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

**	The following table provides a reconciliation from our pre-tax income (loss) from continuing operations, which is the most directly comparable financial measure presented in accordance with GAAP for the periods indicated:
Beverly Enterprises, Inc.
2004 and 2003 Continuing Operations EBITDA
Reconciliation

	December 31,

	2004	2003

	(In millions)
Revenues	$1,988.9	$1,802.0
EBITDA	190.8	156.2
Depreciation and amortization	62.2	58.8
Costs related to early extinguishments of debt	40.9	6.6
Interest expense, net	40.2	58.0

Pre-tax income	$47.6	$32.8